Exhibit 10.1
AMENDMENT NO. 6
TO THE
MEDICIS 2006 INCENTIVE AWARD PLAN
               This Amendment No. 6 (“Amendment”) to the Medicis 2006 Incentive Award Plan, as amended (the “Plan”), is adopted by Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), as of February 10, 2011.
RECITALS
               A. The Stock Option and Compensation Committee (the “Committee”) of the Board of Directors of the Company deems it advisable and in the best interest of the Company and its stockholders to amend the Plan, as provided below.
               B. Pursuant to Section 11.2 of the Plan, the Committee has the authority to amend the Plan.
AMENDMENT
1.	Section 4.6 of the Plan is hereby amended and restated in its entirety as follows:
4.6.	Automatic Grants to Non-Employee Directors.
     (a) On the date of each annual meeting of the stockholders at which one or more members of the Board are standing for re-election during the term of the Plan, beginning with the annual meeting held in 2011, each person serving as a Non-Employee Director on such date shall automatically be granted (i) a Non-Qualified Stock Option (an “Annual Option Award”) and (ii) Restricted Stock (an “Annual Restricted Stock Award”) or Restricted Stock Units (an “Annual Restricted Stock Unit Award”) to be determined in the sole discretion of the Administrator, in each case, as follows:
          (i) Each Annual Option Award shall cover a number of shares of Common Stock having a fair value as of the date of grant equal to $87,500, calculated using the Black-Scholes option pricing model for the actual date of grant of such Award, utilizing the valuation assumptions determined by the Administrator (or its designee) with respect to each such Award, and rounded down to the nearest whole cent. A member of the Board who is also a former Employee will be eligible to receive one or more Annual Option Awards.
          (ii) Each Annual Restricted Stock Award or Annual Restricted Stock Unit Award shall cover a number of shares of Common Stock having a fair value as of the date of grant equal to $87,500, calculated by dividing $87,500 by the Fair Market Value as of the date of grant of such Award and rounded down to the nearest whole cent. A member of the Board who is also a former Employee will be eligible to receive one or more Annual Restricted Stock Awards or Annual Restricted Stock Unit Awards.

     (b) The following provisions shall govern the terms of Annual Option Awards granted pursuant to this Section 4.6. Each Option shall have an exercise price per share of Common Stock equal to 100% of the Fair Market Value of a share of Common Stock on the date such Option is granted. Each Option shall vest and become exercisable for all of the shares of Common Stock subject to such Option upon the earlier of (i) the one (1)-year anniversary of the grant date of such Option or (ii) the next annual meeting at which one or more members of the Board are standing for re-election, subject in either case to the Non-Employee Director’s continued service on the Board through such date. The term of each such Option shall be seven (7) years from the date of grant. Each Option granted under this Section 4.6 shall remain exercisable for 12 months following the Non-Employee Director’s Termination of Directorship (or such longer period as the Administrator may determine in its discretion on or after the date of grant of such Option); provided, however, that in no event shall any Option remain exercisable beyond its maximum 7-year term. Unless otherwise determined by the Administrator on or after the date of grant of such Option, no portion of an Option granted under this Section 4.6 which is unexercisable at the time of a Non-Employee Director’s Termination of Directorship shall thereafter become exercisable.
     (c) The following provisions shall govern the terms of Annual Restricted Stock Awards and Annual Restricted Stock Unit Awards granted pursuant to this Section 4.6. Each Annual Restricted Stock Award and Annual Restricted Stock Unit Award shall vest pursuant to a vesting schedule determined by the Administrator in its sole discretion. Unless otherwise determined by the Administrator on or after the date of grant of such Award, no portion of an Annual Restricted Stock Award or Annual Restricted Stock Unit Award granted under this Section 4.6 which is unvested at the time of a Non-Employee Director’s Termination of Directorship shall thereafter become vested.
2.	Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan. Except as otherwise expressly set forth in this Amendment, the Plan shall remain in full force and effect in accordance with its terms.

3.	This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
* * * * *

               I hereby certify that this Amendment No. 6 was adopted by the Stock Option and Compensation Committee of the Board of Directors on February 10, 2011.
               Executed this 10th day of February, 2011.

MEDICIS PHARMACEUTICAL CORPORATION
/s/ Mark A. Prygocki
Mark A. Prygocki
President

3